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                                                            OMB APPROVAL

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Williams                           Bruce                 A.
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     (Last)                           (First)             (Middle)

c/o Genta Incorporated
Two Oak Way
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                                    (Street)

Berkeley Heights                        NJ                 07922
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     (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Genta Incorporated (Nasdaq: GNTA)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                     04/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     / /  Director                             / /  10% Owner
     / /  Officer (give title below)           /X/  Other (specify below)

                            Sr. VP Sales & Marketing
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     /X/  Form filed by one Reporting Person
     / /  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                 3.             Disposed of (D)                 Securities     Form:      7.
                                                 Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   2.            Code           ------------------------------  Owned at End   (D) or     Indirect
1.                                 Transaction   (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  Date          ------------       Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                    (D)             and 4)         (Instr.4)  (Instr. 4)
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

Common Stock, par value $.001       4/18/2001      P                 1,000       A     $6.25       6,000          D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)

FORM 4
(CONTINUED)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                         9.         Owner-
                                                                                                         Number     ship
                                                                                                         of         Form
            2.                                                                                           Deriv-     of
            Conver-                       5.                              7.                             ative      Deriv-   11.
            sion                          Number of                       Title and Amount               Secur-     ative    Nature
            or                            Derivative    6.                of Underlying         8.       ities      Secur-   of
            Exer-               4.        Securities    Date              Securities            Price    Bene-      ity:     In-
            cise     3.         Trans-    Acquired (A)  Exercisable and   (Instr. 3 and 4)      of       ficially   Direct   direct
            Price    Trans-     action    or Disposed   Expiration Date   -------------------   Deriv-   Owned      (D) or   Bene-
1.          of       action     Code      of(D)         (Month/Day/Year)               Amount   ative    at End     In-      ficial
Title of    Deriv-   Date       (Instr.   (Instr. 3,    ----------------               or       Secur-   of         direct   Owner-
Derivative  ative    (Month/    8)        4 and 5)      Date     Expira-               Number   ity      Month      (I)      ship
Security    Secur-   Day/       --------  ------------  Exer-    tion                  of       (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)  ity      Year)      Code  V     (A)    (D)  cisable  Date        Title     Shares   5)       4)         4)       4)
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

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

Explanation of Responses:




/s/ Bruce A. Williams                                    May 9, 2001
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.